UNITED STATES
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SCHEDULE 14A
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International Rectifier Corporation
(Name of Registrant as Specified in its Charter)
Vishay Intertechnology, Inc.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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The following is a press release issued by Vishay Intertechnology, Inc. on October 6, 2008

VISHAY ISSUES OPEN LETTER TO INTERNATIONAL RECTIFIER STOCKHOLDERS

Urges International Rectifier Stockholders to Vote FOR Experienced and Independent Director Nominees on the BLUE Proxy Card

Malvern, PA – October 7, 2008 – Vishay Intertechnology, Inc. (NYSE: VSH) today issued the following open letter to International Rectifier Corporation (NYSE: IRF) stockholders regarding the upcoming election of directors at International Rectifier’s delayed 2007 Annual Meeting, scheduled to be held on October 10, 2008:

Dear International Rectifier Stockholder,

Only hours after Vishay indicated its willingness to consider further increasing its $23.00 per share cash offer, International Rectifier, once again, rejected our proposal out of hand. Although disappointing, International Rectifier’s reaction is consistent with its conduct so far.

At International Rectifier’s long-delayed Annual Meeting on October 10th, stockholders will have an opportunity to send a strong message to the current board by electing three highly qualified directors who are entirely independent of Vishay. To protect your investment, we urge you to vote the BLUE proxy today—by telephone, internet or by signing and returning the BLUE proxy card in the envelope provided.

IN OUR VIEW, INTERNATIONAL RECTIFIER’S BOARD IS NOT SERVING
THE BEST INTERESTS OF ITS STOCKHOLDERS

We believe that International Rectifier’s current board has failed to serve the best interests of its stockholders on many different levels. We believe that:

●	International Rectifier’s board has failed to maximize stockholder value by refusing to enter into discussions with Vishay regarding our $23.00 per share all-cash premium offer and rejecting out of hand our willingness to increase it if International Rectifier can, through good faith negotiations, demonstrate to Vishay that a further price increase is justified;

●	International Rectifier’s board members have instead acted to benefit themselves. Shortly after announcement of Vishay’s offer, the board adopted indemnification agreements which are extremely favorable to the directors and brazenly amended the directors’ own stock option packages to provide enhanced benefits for themselves if they are not re-elected;

●	International Rectifier’s board is spending more than $125 million of stockholders’ money to investigate accounting and financial improprieties that occurred on its watch (without disclosing to whom such staggering amounts are being paid); notwithstanding these enormous costs, International Rectifier admits in its recent Form 10-K that it still has material weaknesses in its internal controls;

●	Over the past year, over $1 million was paid to International Rectifier’s four current non-management directors who were in office during the period in which the accounting and financial improprieties occurred. Of this amount, $418,587 alone was paid to 83-year old Jack Vance, who is seeking re-election for another three-year term. Dr. Vance has sat on the board for the past 20 years, including acting as chairman of the audit committee while the accounting and financial improprieties occurred, and as lead director during the $125 million restatement process. Dr. Vance also served as a director of Semtech Corporation, which was required to restate its earnings due to stock options granted while he served on Semtech’s compensation committee. International Rectifier says he is “an important source of continuity,” but we believe what is really needed is change rather than the kind of continuity which the board has provided so far.

THE FUTURE OF YOUR INVESTMENT IS AT STAKE

Protect your investment! Remember, if the independent director nominees are elected at the 2007 Annual Meeting, they would constitute only a minority of International Rectifier’s board, holding three of eight seats. Do not be misled by International Rectifier—the three independent nominees put forth by Vishay are not committed to Vishay’s offer; they are committed only to fair consideration of any and all proposals to maximize stockholder value.

If you do not elect Vishay’s three independent nominees, you would in our view be authorizing the incumbent board to hide behind its takeover defenses and “just say no” to any acquisition proposals – and we would be forced to withdraw our offer. You can preserve your opportunity to consider Vishay’s premium $23.00 offer (or any other higher offer which may be forthcoming) by voting the BLUE proxy today.

Thank you for your consideration,

Dr. Felix Zandman                                                                           Dr. Gerald Paul
Executive Chairman                                                                        Chief Executive Officer

International Rectifier stockholders are reminded that their vote is very important regardless of the number of shares of common stock they own. Whether or not stockholders are able to attend International Rectifier’s Annual Meeting in person, they should submit a BLUE proxy by Internet or by telephone as described on the BLUE proxy card, or sign and date the BLUE proxy card and return it as soon as possible.

International Rectifier stockholders may obtain copies of the tender offer documents or proxy solicitation materials which have been filed with the SEC at www.sec.gov. Free copies of such documents can also be obtained by calling Innisfree M&A Incorporated, toll-free at (877) 456-3402.

Stockholders who have questions or need assistance in submitting their BLUE proxy or voting their shares should contact Innisfree M&A Incorporated, which is assisting Vishay, toll-free at (877) 456-3402. Banks and brokers may call collect at (212) 750-5833.

About Vishay Intertechnology, Inc.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world’s largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, and medical markets. Its product innovations, successful acquisition strategy, and ability to provide “one-stop shop” service have made Vishay a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

Forward Looking Statements

Some statements set forth in this communication, including those regarding Vishay’s proposal to acquire International Rectifier and the expected impact of the acquisition on Vishay’s strategic and operational plans and financial results, contain forward-looking statements including statements which are, except in connection with Vishay’s tender offer to acquire the outstanding shares of International Rectifier, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Statements including words such as “intend”, “believe”, “should”, “expect”, “are confident” or similar words as well as statements in the future tense are forward-looking statements. The safe harbors intended to be created by Sections 27A and 21E are not available to statements made in connection with a tender offer and Vishay is not aware of any judicial determination as to the applicability of such safe harbors to forward-looking statements made in solicitation materials when there is a simultaneous tender offer. Stockholders should be aware that these forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause results to differ materially from the expectations expressed in these forward-looking statements include the following: the possibility that Vishay’s offer to acquire International Rectifier will not be consummated for any number of reasons, including the failure of the stockholders of International Rectifier to support the proposed transaction, the failure of any conditions to Vishay’s tender offer to be satisfied, or the failure to obtain financing on terms acceptable to Vishay; the possibility that if approved, the closing of the acquisition may be delayed; the effect of the announcement of the offer on Vishay’s and International Rectifier’s strategic relationships, operating results and business generally, including the ability to retain key employees; fees and expenses incurred in connection with Vishay’s unsolicited acquisition proposal, director nominations and stockholder proposals; Vishay’s ability to successfully integrate International Rectifier’s operations and employees and achieve synergies; the risk that Vishay’s acquisition proposal will make it more difficult for Vishay to pursue other strategic opportunities; the risk that stockholder litigation in connection with Vishay’s unsolicited proposal, or otherwise, may result in significant costs of defense, indemnification and liability; general economic conditions; and other factors described in Vishay’s SEC filings (including Vishay’s Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Reports on Form 10-Q for the quarters ended March 29, 2008 and June 28, 2008). If any of these risks or uncertainties materializes, the acquisition may not be consummated, the potential benefits of the acquisition may not be realized, Vishay’s and/or International Rectifier’s operating results and financial performance could suffer, and actual results could differ materially from the expectations described in these forward-looking statements. All forward-looking statements in this news release are qualified by these cautionary statements and are made only as of the date of this news release. Vishay undertakes no duty to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

Important Additional Information

Vishay has filed a definitive proxy statement dated September 26, 2008 with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies in connection with International Rectifier’s 2007 annual meeting. VISHAY STRONGLY ADVISES ALL STOCKHOLDERS OF INTERNATIONAL RECTIFIER TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION BY VISHAY OF PROXIES FROM INTERNATIONAL RECTIFIER’S STOCKHOLDERS WHICH ARE OR MAY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. SUCH DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENTS WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO INNISFREE M&A INCORPORATED, VISHAY’S INFORMATION AGENT.

The information in this news release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of International Rectifier. The description of the tender offer contained in this news release is not intended to be a full or detailed description of the terms or conditions of the tender offer. International Rectifier stockholders are urged to read the disclosure documents that have been or will be filed with the SEC, including the tender offer statement, regarding the tender offer because they contain important information. The disclosure documents (when they are available), and any other documents relating to the tender offer that are filed with the SEC, may be obtained at no charge by directing a request by mail to Innisfree M&A Incorporated or at the SEC’s website at www.sec.gov.